CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 419 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 30, 2013, relating to the financial statements and financial highlights of Geneva Advisors All Cap Growth Fund, Geneva Advisors Equity Income Fund, and Geneva Advisors International Growth Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 18, 2013